Exhibit 8.1

135 Commonwealth Drive

Menlo Park, California 94025

Tel: (650) 328-4600 Fax: (650) 463-2600

www.lw.com

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August 10, 2005

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California, 95138

Re: Agreement and Plan of Merger dated as of June 15, 2005, by and among Integrated Device Technology, Inc., Colonial Merger Sub I, Inc. and Integrated Circuit Systems, Inc.

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2005, by and among Integrated Device Technology, Inc., a Delaware corporation (“Parent”), Colonial Merger Sub I, Inc., a Pennsylvania corporation wholly owned by Parent (“Merger Sub”), and Integrated Circuit Systems, Inc., a Pennsylvania corporation (the “Company”), which provides for the merger of the Company with and into Merger Sub (the “Merger”), in accordance with the Pennsylvania Business Corporation Law (“PBCL”), with the Merger Sub as the surviving entity, upon the terms and conditions set forth therein. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.”

We have acted as counsel to Parent and Merger Sub. This opinion is being delivered in connection with the Parent’s Registration Statement on Form S-4, as amended, relating to the proposed Merger pursuant to the Merger Agreement (the “Registration Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) representations by Parent and Merger Sub and by the Company in their respective letters which will be delivered to us at the time of the Closing substantially in the forms attached to the Merger Agreement as exhibits (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

Integrated Device Technology, Inc.

August 10, 2005

1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under applicable state law;

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, it is our opinion that, as of the date hereof, the statements under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including

Integrated Device Technology, Inc.

August 10, 2005

the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered only to you, and is solely for your use in connection with the Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “THE MERGER AGREEMENT – Conditions to the Merger”, “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Latham & Watkins LLP